Exhibit 10.4
Amendment No. 3 to Sales Agreement

THIS AMENDMENT NO. 3 TO SALES AGREEMENT (this “Amendment”) is made effective as of October 1, 2012 by and between NTP Radioisotopes (Pty) Ltd., a commercial company registered and existing under the laws of the Republic of South Africa, having its registered office at Building 1700, Pelindaba, Church Street West Extension, Brits District, North West Province of South Africa (“NTP”), and Lantheus Medical Imaging, Inc., a corporation organized and existing under the laws of Delaware with a place of business at 331 Treble Cove Road, North Billerica, Massachusetts, United States of America 01862 (“Lantheus”).

WHEREAS:

1.	Lantheus and NTP, on behalf of itself and its Subcontractor, IRE, entered into a Sales Agreement effective as of April 1, 2009 (the “Sales Agreement”);

2.	Lantheus and NTP, on behalf of itself and its Subcontractor, IRE, entered into Amendment No. 1 to the Sales Agreement effective as of January 1, 2010 (“Amendment No.1”);

3.
Lantheus and NTP, on behalf of itself and its Subcontractors, IRE and ANSTO, entered into Amendment No. 2 to the Sales Agreement effective as of April 1, 2011 (together with the Sales Agreement and Amendment No. 1, collectively, the “Agreement”);

4.
In support of international objectives to eliminate the use of highly enriched uranium (“HEU”) in civil nuclear applications, Lantheus, NTP and its Subcontractors have made a significant, diligent and cooperative effort to develop a more robust supply of Products for Lantheus derived from low enriched uranium (“LEU”), which resulted in Lantheus having the first Technetium-99m generators utilizing LEU-based Product qualified and approved by the United States Food and Drug Administration;

5.	In connection with these efforts, NTP and its Subcontractors have agreed to increase their production of LEU-based Product made available to Lantheus; and

6.
NTP, on behalf of itself and its Subcontractors, and Lantheus wish to further amend the Agreement to extend its term and specify pricing and volume levels for the supply of Product from October 1, 2012 through December 31, 2017 by restating certain existing provisions of the Agreement and further amending or supplementing such provisions to give effect to such amendments effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. Amendments.

2.1	Section 2.1 of the Agreement is hereby amended by deleting in its entirety said Section 2.1 and replacing therewith the following:

2.1	Subject to the terms of this Agreement, the parties hereby agree as follows:

(a)    [Intentionally left blank.]

(b)    Commencing as of October 1, 2012 and continuing through December 31, 2017, Lantheus shall commit to place minimum routine Product orders with NTP on a regular weekly basis as follows:

Time Period	Percentage of Lantheus’ total requirements of Product as measured on a trailing calendar quarter basis
October 1, 2012 – December 31, 2012	Ten percent (10%)
January 1, 2013 – December 31, 2013	Twenty percent (20%)
January 1, 2014 – December 31, 2014	Thirty seven percent (37%)
January 1, 2015 – December 31, 2015	Forty two percent (42%)
January 1, 2016 – December 31, 2017	Fifty percent (50%)

NTP shall supply such orders placed by Lantheus, provided that, as set forth in Section 2.1(c), such obligation shall only apply in those weeks in which NTP and its Subcontractors are able to satisfy, and NTP and its Subcontractors do satisfy, such obligations. In addition, to the extent that NTP is unable to supply the quantities of Product requested by Lantheus hereunder, the parties acknowledge and agree that Lantheus shall have the right to purchase Product from any third party supplier of Product during the period of such unavailability and for a reasonable period of time before or after such period, and to the extent and for the duration of such third party purchases Lantheus shall not be in violation of the purchase commitment set forth herein and shall be relieved of its purchase volume obligations for such period. Lantheus will continue to provide NTP with a good faith, non binding Forecast on the first business day of each month. Lantheus will also continue to provide NTP with firm orders for Product at least fourteen (14) days in advance of the required date of Product shipment. The Parties hereby agree to meet no later than June 2017 to discuss in good faith the terms of a supply agreement beyond the term of this Agreement.

(c)    Such Product shall be supplied and delivered to John F. Kennedy International Airport, Jamaica, New York (“JFK”) or Logan International Airport, Boston, Massachusetts (“BOS”) (or other mutually agreed upon delivery location) on a mutually agreed schedule with follow-on trucking delivery to the Lantheus facility in North Billerica, Massachusetts. Lantheus shall provide NTP with notice of its intention to change such location at least forty-five (45) days in advance of the required inception date of such changes. NTP shall be responsible to ensure that the full weekly quota of Mo-99 is delivered to Lantheus other than during scheduled outages for routine maintenance and unscheduled outages or failures of the production lines of NTP and its Subcontractors (i.e., under conditions of normal operations prevailing at NTP and its Subcontractors’ facilities). Subject to the terms set forth herein (including, but not limited to, the requirements relating to LEU-based Product set forth below), at the discretion of the Account Manager at NTP (“Account Manager”), such material shall be supplied by NTP or its Subcontractors. Lantheus shall be advised in a timely way of the manner in which supply obligations hereunder will be allocated among NTP and its Subcontractors. NTP will schedule deliveries to Lantheus so as to compensate for scheduled outages at either facility in such a way that the full amount of Product ordered by Lantheus (including, subject to the provisions of Section 2.1(d), any specific quantities of LEU-based Product) will be maintained under such circumstances.

(d)    For any supply of Product by NTP and its Subcontractors during the Term, NTP and its Subcontractors will increase production levels of LEU-based Product so as to make available to Lantheus LEU-based Product, unless otherwise directed by Lantheus, as follows:

Time Period	Average curies per week of LEU-based Product, with a six (6) day reference, as measured on a quarterly basis
January 1, 2013 – December 31, 2013	At least 900 curies per week
January 1, 2014 – December 31, 2015	At least 1,250 curies per week
January 1, 2016 – December 31, 2017	One hundred percent (100%) of Lantheus’ demand for Product

Lantheus will include the amount of HEU and LEU-based Product that it expects to order from NTP and its Subcontractors in each Forecast. In addition, notwithstanding the production levels set forth above (which shall not be construed as limits on Lantheus’ orders for LEU- based Product), for each calendar year during the period from January 1, 2013 through December 31, 2015, the average weekly volume of LEU-based Product that Lantheus reasonably expects to order from NTP and its Subcontractors in such calendar year (as measured on a quarterly basis during such calendar year, the “LEU Demand”) will be communicated by Lantheus to NTP no later than December 1st of the immediately preceding year (e.g., the LEU Demand for each calendar quarter during the period from January 1, 2013 through December 31, 2013 will be communicated to NTP no later than December 1, 2012). It is understood and agreed that the LEU Demand is only an estimate and not a binding forecast for any relevant period, provided, however, that both Parties acting in good faith will use commercially reasonable efforts to achieve the common goal described herein relating to the development of a more robust supply of LEU-based Product by NTP and its Subcontractors and an associated increase in demand from Lantheus. The accuracy of the LEU Demand for the then-current calendar quarter will be reviewed on a monthly basis and where appropriate modified by Lantheus’ Forecast and NTP’s ability to supply. To the extent that the total volume of LEU-based Product available for sale by NTP and its Subcontractors is not sufficient to meet all customer orders for any reason, NTP and its Subcontractors shall supply Lantheus’ orders first and to the greatest extent possible (referred to herein as a “first priority basis”) with LEU-based Product, provided that, during periods of normal supply from January 1, 2013 through December 31, 2015, the amount of LEU-based Product available to Lantheus on a first priority basis will be limited to the LEU Demand for such period (as modified by Lantheus’ Forecasts). For purposes of clarity, the parties acknowledge and agree that, in the event of an outage or supply shortage affecting Lantheus’ supply of Product, any amounts of Product ordered by Lantheus hereunder on a weekly basis (including any amounts of Product in excess of the purchase volume commitments set forth in Section 2.1(b) or the LEU Demand for such period) shall be filled by NTP and its Subcontractors with LEU-based Product on a first priority basis. The parties further acknowledge and agree that NTP’s and its Subcontractors’ supply of LEU-based Product to Lantheus on a first priority basis and the purchase volume commitments set forth in Section 2.1(b) are essential to the purpose of this Agreement (including, but not limited to, the extended term set forth herein). NTP and its Subcontractors shall use their best efforts to supply any amounts of LEU-based Product ordered by Lantheus, with the understanding that NTP’s or its Subcontractors’ ability to supply such LEU-based Product may be affected by their scheduled outages for routine maintenance or unscheduled outages or failures of production lines. The parties will work together in good faith to establish supply schedules for the production and supply of LEU-based Product from NTP and its Subcontractors based on the market demand for the manufacture and supply of Lantheus’ Technetium-99m generators. NTP and its Subcontractors will also ensure the segregation of HEU and LEU-based Product when a mix of such Product is delivered to Lantheus in one aggregate shipment. The parties acknowledge and agree that the levels of LEU-based Product set forth in this Section 2.1(d) shall not be construed as a “take-or-pay” or minimum volume requirement that otherwise modifies Section 2.1(a) hereof.

(e)    In the case of scheduled or unscheduled outages or production line failures for whatever reason (and for Events of Force Majeure (as hereinafter defined)) affecting NTP or its Subcontractors, Lantheus will receive, in addition to any available supply of LEU-based Product, a share of HEU-based Product available that is not less than that which is directly proportional to its average share of the total weekly purchasing (averaged over the preceding three (3) months) from NTP and its Subcontractors. NTP and its Subcontractors will also use their best efforts to make available any additional volumes of Product requested by Lantheus and, provided that Lantheus has satisfied its purchase volume commitments set forth in Section 2.1(b) for the immediately preceding twelve (12) month period and Lantheus is the largest customer of NTP and its Subcontractors during such period (as calculated consistent with calibrations as set out in Section 2.5), shall provide Lantheus with a right to purchase any Product available for sale by NTP or its Subcontractors on a first priority basis.

For clarity and as an example:

If NTP or its Subcontractors experiences a production line failure affecting the supply of Product hereunder, and NTP and its Subcontractors sold an average weekly volume of 2,000 curies of Product, and Lantheus purchased from NTP an average weekly volume of 1,000 curies of Product, in the preceding three months (each as measured using the calibration as set forth in Section 2.5), then, in addition to any available supply of LEU-based Product, Lantheus would be entitled to receive at least fifty percent (50%) of the volume of HEU-based Product available for sale by NTP and its Subcontractors.

(f)    In situations where (i) a global supply shortage arises due to the planned or unplanned shutdown of a reactor or Mo-99 processing facility controlled by third party suppliers other than NTP or its Subcontractors or (ii) Lantheus’ supply of Molybdenum-99 from third party suppliers other than NTP or its Subcontractors is adversely affected for whatever reason (including, but not limited to, scheduled or unscheduled reactor outages that result in shortages from such third party suppliers), NTP and its Subcontractors will supply routine orders for Product placed by Lantheus. NTP and its Subcontractors will also use their best efforts to make available any additional volumes of Product requested by Lantheus and, provided that, in each case, Lantheus has satisfied its purchase volume commitments set forth in Section 2.1(b) for the immediately preceding twelve (12) month period, shall provide Lantheus with a right of first refusal to purchase any Product available for sale by NTP or its Subcontractors on a first priority basis.

(g)    The NRU Reactor located in Chalk River, Ontario is required by the Canadian Nuclear Safety Commission within the terms of the operating license extension granted through October 31, 2016 to undergo extended shut-downs of at least one month in duration on an annual basis for inspection and maintenance. NTP and its Subcontractors share the objective of providing Lantheus with all or substantially all of Lantheus’ total requirements of Product during the NRU Reactor’s currently scheduled shutdown period in 2013, provided that Lantheus has satisfied its purchase volume commitments for the immediately preceding twelve (12) month period, and NTP and its Subcontractors will use their best efforts to provide Lantheus with all or substantially all of its total requirements of Product during any NRU Reactor’s shutdown periods in each year thereafter, provided that, in each case, Lantheus has satisfied its purchase volume commitments set forth in Section 2.1(b) for the immediately preceding calendar year. In support of these efforts, the parties will work together in good faith to identify strategies to increase NTP’s or its Subcontractors’ available production capacity for Product ordered by Lantheus during the NRU Reactor’s scheduled shutdown periods commencing in 2014 (or any similar outages or supply shortages), including, but not limited to, facility enhancements or improvements to be made by NTP or its Subcontractors, provided that, in each case, Lantheus has satisfied its purchase volume commitments set forth in Section 2.1(b) for the immediately preceding twelve (12) month period.

(h)    NTP and its Subcontractors will enter into a back-up supply agreement with IRE to support the obligations of NTP and its Subcontractors to Lantheus hereunder. Such agreement is expected to be in place by December 31, 2012 and in a form reasonably acceptable to Lantheus. In addition, NTP has established and shall maintain relationships with air carriers for the Lantheus route such that the probability of a Lantheus shipment being refused by the carrier shall be highly improbable. NTP shall liaise (via the Account Manager at NTP) with its Subcontractors, taking into account the reactor production and maintenance schedules of each facility, and supply Lantheus thirty-five (35) days in advance of the first delivery of a month, the supply schedule for the following month detailing clearly which supplier (NTP or a Subcontractor) will supply such delivery. For clarity and as an example, NTP will provide Lantheus the March 2010 supply schedule on 27 January 2010. This supply schedule will be binding on NTP and its Subcontractors and will be used by Lantheus to register each shipment with applicable U.S. governmental authorities as dictated by U.S. regulations. If the airport of delivery is JFK, then Product will be available for pick-up by Lantheus no later than 12:00 Noon. If the airport of delivery is BOS, then Product will be available for pick-up by Lantheus no later than 3:00PM. Pick-up time for any other delivery location will be mutually agreed upon.

(i)    Notwithstanding the foregoing, NTP and its Subcontractors hereby acknowledge and agree that the diversification of supply provided by NTP through its supply and back-up supply arrangements with its Subcontractors is essential to the purpose of this Agreement. NTP and its Subcontractors hereby agree to use their best efforts to avoid any supply disruptions through an increased cooperation with respect to planned inspection and maintenance activities or any other activities within the control of NTP or its Subcontractors that are reasonably likely to result in an outage or supply shortage for Lantheus (e.g., the planned shutdown of two reactors or processing facilities at any one time). In addition, NTP and its Subcontractors shall give Lantheus prompt notice of any impending or threatened events that could reasonably result in a supply shortage or failure and shall cooperate fully with Lantheus regarding any plans to avoid or mitigate any disruption in the supply of Product to Lantheus. Without limiting the rights of Lantheus elsewhere in this Agreement, if at any time during the term of this Agreement the consortium of supply partners changes or NTP or its Subcontractors does not or cannot deliver the quantities specified in this Section 2.1 on a weekly basis in a reliable manner, the parties will make a good faith effort to renegotiate the terms of this Agreement. In the event the parties are unable to agree on modification of this Agreement within a reasonable period of time (not to exceed sixty (60) days), in addition to any other remedies that it might have, Lantheus shall have the sole right, after giving NTP thirty (30) days prior written notice, to terminate this Agreement.

2.2	Section 5.1 of the Agreement is hereby amended by deleting in its entirety said Section 5.1 and replacing therewith the following:

5.1	The price payable by Lantheus for Product shall be as follows:

(a)    Commencing October 1, 2012 and continuing through December 31, 2012, the unit price of Product shall be four hundred and ninety fixed US dollars (US$490) per Curie at calibrated date and time for the first five hundred (500) curies delivered per week and three hundred and eighty four fixed US dollars (US$384) per Curie at calibrated date and time for all curies in excess of the first five hundred (500) curies delivered per week. The calibration date and time shall be in accordance with Section 2.5.

(b)    Commencing January 1, 2013 and continuing through December 31, 2017, the unit price of Product shall be as follows:

(i)    The unit price of Product for the period from January 1, 2013 through December 31, 2013 shall be US$475 per Curie;

(ii)    The unit price of Product for the period from January 1, 2014 through December 31, 2014 shall be US$494 per Curie;

(iii)    The unit price of Product for the period from January 1, 2015 through December 31, 2015 shall be increased from the prior year’s pricing by an amount equal to the lesser of (i) four percent (4%) and (ii) one half (1/2) of the annual percentage increase, if any, for the most recent twelve-month period for which figures are available in the South African Producer Price Index published by Statistics South Africa or, if the same is no longer published, the successor index that is most similar thereto (the “PPI”);

(iv)    The unit price of Product for the period from January 1, 2016 through December 31, 2016 shall be increased from the prior year’s pricing by an amount equal to the lesser of (i) two and one-half percent (2.5%) and (ii) one quarter (1/4) of the annual percentage increase, if any, for the most recent twelve-month period for which figures are available in the PPI; and

(v)    The unit price of Product for the period from January 1, 2017 through December 31, 2017 shall be increased from the prior year’s pricing by an amount equal to the lesser of (i) two and one-half percent (2.5%) and (ii) one quarter (1/4) of the annual percentage increase, if any, for the most recent twelve-month period for which figures are available in the PPI.

Pricing for the period from January 1, 2015 through December 31, 2015 and each year thereafter will be communicated to Lantheus by NTP no later than October 1st of the previous year. The calibration date and time shall be in accordance with Section 2.5.

(c)    The parties will negotiate in good faith a commercially reasonable adjustment to the then-current pricing in the event there are material, substantial and sustained changes to the direct and indirect costs of material and labor inputs necessary for NTP and its

Subcontractors to manufacture the Product, in each case for a period of at least twelve (12) consecutive months. In addition, in the event Lantheus directly benefits from increased third party reimbursement from public or private payors relating to technetium-derived from Lantheus’ generators utilizing LEU-based Product, then, subject to NTP and its Subcontractors providing the certifications and documentation for such Product required by the applicable laws and regulations, Lantheus and NTP will negotiate in good faith a commercially reasonable adjustment to the then-current pricing in light of such reimbursement benefit.

(d)    For so long as Lantheus has satisfied its purchase volume commitments set forth in Section 2.1(b) as measured with reference to the average volume of curies purchased over the immediately preceding twelve (12) month period and Lantheus is the largest customer of NTP and its Subcontractors in North America as measured during such period (as calculated consistent with calibrations as set out in Section 2.5), the prices payable by Lantheus for Product shall not be higher than the purchase price (as calculated consistent with calibration as set out in Section 2.5) paid by any other purchaser of Product from NTP or its Subcontractors for delivery into or use in North America, regardless of whether such delivery or use is direct or indirect. In addition, for so long as Lantheus purchases more than 1,500 curies per week, as measured with reference to the average volume of curies purchased in the immediately preceding twelve (12) month period (as calculated consistent with calibration as set out in Section 2.5), the prices payable by Lantheus for Product shall not be higher than the purchase price (as calculated consistent with calibration as set out in Section 2.5) paid by any other purchaser of Product from NTP or its Subcontractors for any delivery or use, as measured on a global basis. For purposes of calculating the purchase price paid by other purchasers of Product in order to determine if any price adjustment shall be made hereunder, the parties agree that the purchase price paid by each purchaser will be calculated after giving effect to all rebates, discounts, and similar pricing concessions or incentives available to such purchasers (but excluding governmental purchases or purchases for other non-commercial purposes), and, if such purchase price is paid in a currency different from the United States dollar pursuant to a written contract or spot order, such purchase price shall be determined using the exchange rate of the United States dollar against such different currency applicable to such purchases as of the date of entering into, or modifying the pricing-related terms of, such contracts or spot orders. In addition, noncompliance with the foregoing provisions will result in a reduction to the price payable by Lantheus for Product hereunder only during the period in which the purchase price of product sold to other purchasers was lower than the then-current price set forth herein. Compliance with requirements of this Section 5.1(d) will be confirmed at the end of each calendar year, at which time NTP will furnish to Lantheus a certificate, executed by a duly authorized officer of NTP stating that such officer has reviewed the sales of such Product during such period and that NTP and its Subcontractors have complied with this Section 5.1(d). To the extent it is determined that NTP is not in compliance with this Section 5.1(d), NTP will adjust the pricing payable by Lantheus and credit Lantheus with the difference between the price paid by Lantheus and the amount otherwise contemplated by this Section 5.1(d).

(e)    NTP shall invoice Lantheus at the end of each month for all Product supplied by NTP or its Subcontractors in that month. Invoicing shall be in respect of the price applicable to Product upon delivery of such conforming Product to Lantheus on an FCA basis, and in respect of container charges as the same become payable under this Agreement. Lantheus shall pay all invoices for shipments of conforming Product in any given month (as reduced by any outstanding credits for nonconforming Product) by the end of the following month to NTP.

2.3	Section 11.1 of the Agreement is hereby amended by deleting the reference to the “31st day of December 2013” and replacing it with the “31st Day of December 2017.”

2.4
Exhibit B of the Agreement is hereby amended by removing “THE INSTITUT NATIONAL DES RADIOÉLÉMENTS of Fleurus, Belgium” as of the effective date of this Amendment. For purposes of clarity, the parties acknowledge that all references to “its Subcontractor” or “its Subcontractors” in the Agreement immediately after the effective date of this Amendment shall mean the Australian Nuclear Science and Technology Organisation (ANSTO).

3.    Waiver. Each party hereby waives any non-compliance with the terms and provisions of the Agreement relating to the purchase volume requirements as in effect immediately prior to the amendment thereof by this Agreement.

4.    General. Except as specifically amended hereby, the Agreement remains in full force and effect and otherwise unamended hereby. This Amendment constitutes a final written expression of the terms hereof and is a complete and exclusive statement of those terms. This Amendment shall be governed by and construed in accordance with the laws of England, without reference to the choice of laws rules of any jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

For and on behalf of NTP:

/s/ Don Robertson
Name and Title: Don Robertson, MD

For and on behalf of Lantheus:

/s/ Donald R. Kiepert
Name and Title: Don Kiepert, CEO

For and on behalf of ANSTO:

/s/ Doug Cubbin
Name and Title: Doug Cubbin, GM BD&C

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